Exhibit 99.1

NusaTrip Incorporated (Nasdaq: NUTR)

Nasdaq delinquency notification letter (the “Notice”)

Jakarta, Indonesia (GLOBE NEWSWIRE) – June 1, 2026 – NusaTrip Incorporated (Nasdaq: NUTR) (the “Company”), a travel ecosystem with geographical specialization in Southeast Asia and Asia-Pacific, today announced that it has received the notice of delinquency letter from the Nasdaq Stock Market LLC (“Nasdaq”).

A copy of the Company’s Current Report on Form 8-K relating to this matter is available on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

On May 27, 2026, NusaTrip Incorporated (the “Company”) received a delinquency notification letter (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of the Company’s failure to timely file (i) its Annual Report on Form 10-K for the period ended December 31, 2025 and (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 2026 (collectively, the “Delinquent Filings”). The Listing Rule requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

This Notice has no immediate effect on the listing of the Company’s securities on Nasdaq. However, if the Company fails to timely regain compliance with the Listing Rule, the Company’s securities will be subject to delisting from Nasdaq.

The Notice provides that the Company has 60 calendar days, or July 27, 2026, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 calendar days from the Form 10-K’s due date, or until October 12, 2026, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently to complete and file the Delinquent Filings within the 60-day period described above, which would eliminate the need for the Company to submit a formal plan to regain compliance.

About NusaTrip Incorporated

Established in 2015 and headquartered in Jakarta, Indonesia, NusaTrip Incorporated is a travel ecosystem with geographical specialization in Southeast Asia (SEA) and Asia-Pacific (APAC). NusaTrip is an acquisitions-focused company. Mergers and acquisitions of offline travel agencies play a pivotal role in our growth strategy. We have demonstrated an ability to execute accretive and synergistic acquisitions as well as integrate and fundamentally improve our acquired businesses. We have completed acquisitions of VLeisure and VIT, both travel companies in Vietnam. We will continue to focus on the acquisition of other synergistic companies, and we are currently looking to acquire travel agencies operating in PRC, Hong Kong, Philippines, Thailand, Singapore, Malaysia, India, and UAE. We aim to bring travelers from the rest of the world to SEA and APAC (inbound travel) and bring travelers from SEA and APAC to the rest world (outbound travel).

We are the first Indonesian-based online travel agent (OTA) in Indonesia to receive International Air Transport Association (IATA) accreditation. IATA gives OTA’s access to all airline fares and inventories. For being the first IATA-accredited OTA in Indonesia, we have first-hand fares from both full-service and low-cost carriers.

Please visit the Company’s website at: https://www.nusatrip.com/

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and completion of the Company’s delinquent periodic reports, the Company’s ability to regain compliance with Nasdaq Listing Rule 5250(c)(1), and the Company’s continued listing on The Nasdaq Stock Market LLC. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning. Forward-looking statements represent NusaTrip Incorporated’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are the Company’s ability to timely complete and file the Delinquent Filings, the acceptance of any compliance plan by Nasdaq, the potential for additional Nasdaq listing deficiencies, and general risks relating to the Company’s business and financial condition.

For a further description of the risks and uncertainties relating to NusaTrip Incorporated’s business in general, see the final prospectus filed in connection with the Company’s initial public offering and NusaTrip Incorporated’s current and future reports filed with the SEC.

Contact Information:

NusaTrip Incorporated

Tjin Patrick Soetanto

Chief Executive Officer

patrick@nusatrip.com

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Office: (646) 893-5835 x2

Email: info@skylineccg.com